||| GOLDEN                                Guaranteed Death
   |||||| AMERICAN                              Benefit and Transfer Endorsement
  ||||||| LIFE INSURANCE
    ||||| COMPANY

Golden American is a stock company domiciled in Delaware.
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On the Endorsement Effective Date, the provisions of the Contract to which this endorsement is attached are amended as follows. If no Endorsement Effective Date is shown, the Endorsement Effective Date is the same as the Contract Date. Where used in this Endorsement, the term Contract shall include any Certificate to which this Endorsement is attached. Where the provisions of this Endorsement conflict with the provisions of the Contract as of the Endorsement Effective Date, the provisions of this Endorsement will control.

Death Benefit
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The Death  Benefit is the greatest of (i), (ii) and (iii) below,  where:
     (i) is the Accumulation Value less any Credits applied within [12] months of the date of death;
     (ii) is the Guaranteed Death Benefit less any Credits applied within [12] months of the date of death;
     (iii) is the Cash Surrender Value.

Guaranteed Death Benefit
------------------------
The Guaranteed Death Benefit for the Contact is equal to the sum of I and II below.
     I.   The Guaranteed Death Benefit Base for Covered Funds
     II.  The Accumulation Value allocated to Excluded Funds

On the Contract Date, the Guaranteed Death Benefit Base for Covered Funds is the initial premium plus any Credits, if applicable, allocated to Covered Funds. On subsequent Valuation Dates, the Guaranteed Death Benefit Base for Covered Funds is calculated as follows:
     (1) Start with the Guaranteed Death Benefit Base for Covered Funds from the prior Valuation Date.
     (2) Add any additional premiums paid and any Credits allocated to Covered Funds during the current Valuation Period to (1).
     (3) Adjust (2) for any transfers to or from Excluded Funds during the current Valuation Period.
     (4) Subtract from (3) any Partial Withdrawal Adjustments for any Partial Withdrawal made from Covered Funds during the current Valuation Period.

The Guaranteed Death Benefit Base for Excluded Funds has a corresponding definition, but with respect to amounts allocated to Excluded Funds.

Transfers from Excluded Funds to Covered Funds will reduce the Guaranteed Death Benefit Base for Excluded Funds on a pro-rata basis. The resulting increase in the Guaranteed Death Benefit Base for Covered Funds will equal the lesser of the reduction in the Guaranteed Death Benefit Base for Excluded Funds and the net Accumulation Value transferred.

Transfers from Covered Funds to Excluded Funds will reduce the Guaranteed Death Benefit Base for Covered Funds on a pro-rata basis. The resulting increase in the Guaranteed Death Benefit Base for Excluded Funds will equal the reduction in Guaranteed Death Benefit Base for Covered Funds.



GA-RA-1044-3 (01/02)

Excluded Funds
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Excluded Funds, if any, applicable to this Endorsement and existing on the Endorsement Effective Date, are shown on the last page of this Endorsement. For purposes of this Endorsement, any funds not designated as Excluded shall be Covered. We may add newly available divisions as Excluded Funds. We may reclassify existing divisions as Excluded Funds or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change. We may reduce the Mortality and Expense Risk Charge (if applicable) for that portion of the Contract invested in Excluded Funds.

Partial Withdrawal Adjustments
------------------------------
For any partial withdrawal, the Death Benefit components will be reduced on a pro-rata basis. The pro-rata adjustment is equal to (1) divided by (2) multiplied by (3), where: (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of the applicable Death Benefit component immediately prior to the withdrawal. Separate adjustments will apply to the amounts in the Covered and Excluded Funds.

Change of Owner
---------------
A change of Owner will result in recalculation of the Death Benefit and the Guaranteed Death Benefit. If the Owner's or the oldest of multiple Owners' attained age at the time of the change is [85] or less, the Guaranteed Death Benefit in effect prior to the change will remain in effect and the Death Benefit provision shall apply.

If any owner's or oldest multiple owners attained age is [86] or greater at the time of the change, the Guaranteed Death Benefit will be zero, and the Death Benefit will then be the Cash Surrender Value.

Spousal Continuation upon Death of Owner
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If at the Owner's death, the surviving spouse of the deceased Owner is the Beneficiary and such surviving spouse elects to continue the Contract as their own pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans, the following will apply:
     (a) If the Guaranteed Death Benefit as of the date we receive due proof of death of the Owner, minus the Accumulation Value, also as of that date, is greater than zero, we will add such difference to the Accumulation Value. Such addition will be allocated to the divisions of the Separate Account in the same proportion as the Accumulation Value in each division bears to the Accumulation Value in the Separate Account. If there is no Accumulation Value in the Separate Account, the addition will be allocated to the Liquid Asset division, or its successor.
     (b) The Guaranteed Death Benefit will continue to apply, with all age criteria using the surviving spouse's age as the determining age.
     (c) At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the Owner will be waived. Any premiums paid later will be subject to any applicable surrender charge.

This addition to Accumulation Value is available only to the spouse of the Owner as of the date of death of the Owner if such spouse under the provisions if this Contract elects to continue the Contract as their own.

Deductions from the Divisions
-----------------------------
Mortality and Expense Risk Charge - We deduct a charge from the assets in each Separate Account division on a daily basis of not more than [0.004976]% (equivalent to an annual maximum rate of [1.80]%) for mortality and expense risks. The charge is not deducted from the Fixed Account or General Account accumulation values.

GA-RA-1044-3 (01/02)                   2

RESTRICTED FUNDS

Restricted Funds are subject to limits as to amounts which may be invested or transferred into such divisions. Restricted Funds, if any, applicable to this Endorsement and existing on the Endorsement Effective Date, are shown on the last page of this Endorsement. The designation of a division as a Restricted Fund may be changed upon 30 days notice to the Owner with regard to future transfers and premium payments into such division. When a new division is made available it may be designated as a Restricted Fund. If so designated, the rules regarding its restrictions will be sent to the Owner. Shown below are the total Contract limits for Restricted Funds.

                                    Thresholds
         -----------------------------------------------------------------------
                     Maximum
                  Allocation % of             Maximum
                 Accumulation Value           Premium %              Dollar Cap
                 ------------------           --------               ----------
Contract Limits      30%                      99.999%                $9,999,999

Thresholds
----------
Each Restricted Fund has one or more thresholds at which point no further amounts may be allocated to that division. Compliance with a threshold is verified whenever there is a transaction initiated which is subject to such threshold (premium payments, transfers, withdrawals). A threshold is applied to the total Accumulation Value of each Restricted Fund. Thresholds may be changed by the Company for new premiums, transfers or withdrawals by Restricted Fund upon 30 day notice.

Dollar Cap
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The Dollar Cap is the dollar amount at which no further Accumulation Value may be added to Restricted Funds.

Premium Threshold
-----------------
The threshold for premium by Restricted Fund limits the amount of any premium which may be allocated to that division. Should a request for allocation to a Restricted Fund exceed the limit in effect for that division or for the Contract, any excess over that amount shall be allocated pro-rata to any non-Restricted Fund(s) in which the Contract is then invested. Should the Contract not be invested in other non-Restricted Funds, the excess will be invested in the Specially Designated Division unless we receive written instructions to do otherwise. Premium allocations must also satisfy the Allocation Threshold.

Allocation Threshold
--------------------
Allocations into a Restricted Fund are limited to that amount such that the Accumulation Value in that Restricted Fund after such allocation does not exceed the threshold for that division and does not cause the Contract's total limit on allocation to Restricted Funds to be exceeded. If the amount of an allocation would cause either limit to be exceeded, the allocation will only be executed to the extent the lower limit would allow.

Allocations from a Restricted Fund will be allowed even if the amount remaining in the Restricted Fund after an allocation exceeds the Allocation Threshold. If a program of allocations over time is authorized by us, verification of the threshold will be performed at the initiation of such program. If such program is modified at a later date, a testing of thresholds will be done at that time.

GA-RA-1044-3 (01/02)                   3

Thresholds - Effect on Withdrawals
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If a withdrawal is requested while any Accumulation Value is allocated to Restricted Funds and the Allocation Threshold percentage is currently exceeded, the percentage for funds invested in Restricted Funds for the total Contract, after taking into account the withdrawal, may not be higher than prior to the withdrawal. Should the calculated effect of a withdrawal result in the total Contract threshold being exceeded, the excess portion of the withdrawal will be processed pro-rata from all variable divisions.

Systematic withdrawals, while the Contract has investments in Restricted Funds, if not withdrawn pro-rata from all divisions, shall be monitored annually to assure threshold compliance. Should the effect of such withdrawals cause a Restricted Fund to exceed its threshold, the divisions from which the withdrawals are processed may be adjusted to assure that the percentage of Accumulation Value in the Restricted Funds does not increase.

Threshold Processing
--------------------
For the purpose of calculating any thresholds, the values for the divisions will be determined using the prior day's closing index of investment experience.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.


Endorsement Effective Date:



Signed:

        /s/Keith Gubbay
                        President


Excluded Funds
     [None]

Restricted Funds
     [None]


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